CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Retail Corporate Notes	$18,502,000	$2,148.08
(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Filed under Rule 424(b)(5), Registration Statement Nos. 333-162219, 333-162219-01
Pricing Supplement No. 24 – dated March 7, 2011 (to: Prospectus dated May 18, 2010 and Prospectus Supplement dated September 20, 2010)
CUSIP Number	Aggregate Principal Amount	Price to Public	Selling Commission	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking
78011RAZ6	$18,502,000	100%	1.50%	$18,224,470	FIXED	4.05% (Per Annum)	MONTHLY	03/15/2016	04/15/2011	$3.94	NO	SENIOR
Redemption Information: Non-Callable/Non-Puttable Lead Manager and Lead Agent: RBS Securities Inc.
The Royal Bank of Scotland plc
Offering Dates: 02/28/2011 through 03/07/2011
Trade Date: 03/07/2011 @ 12:00 PM ET
Settlement Date: 03/10/2011
Minimum Denomination/Increments: $1,000.00/$1,000.00
Guaranteed in full by The Royal Bank of Scotland Group plc
Initial trades settle flat and clear SDFS: DTC Book-Entry only
DTC Number 2230 via RBS Securities Inc.

If the maturity date or an interest payment date for any note is not a business day (as that term is defined in the prospectus supplement), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

Royal Bank of Scotland plc Retail Corporate Notes Prospectus dated May 18, 2010 and Prospectus Supplement dated September 20, 2010